Mpower Communications Announces Three-for-Two Stock Split

ROCHESTER, NY - July 21, 2000 - Mpower Communications (Nasdaq:MPWR), a leading provider of broadband data, Internet and telephony services to business customers, today announced that its Board of Directors has approved a three-for-two split of its common stock. The additional shares are expected to be issued by the transfer agent on or about August 28, 2000 to shareholders of record on July 31, 2000. Shareholders will be issued one additional share for each two shares of common stock held on the record date. Mpower will begin trading on a split-adjusted basis on the trading day following the date the additional shares are issued by the transfer agent.

About Mpower Communications Corp.

Mpower Communications Corp. (Nasdaq: MPWR) is a facilities-based broadband communications provider offering a full range of data, telephony, Internet access and Web hosting services for small and medium-size business customers. The company is quickly expanding its industry-leading Voice over Symmetrical Digital Subscriber Line (VoSDSL) footprint to serve the top 50 metro markets in the country by early 2001. Headquartered in Rochester, NY, the company employs more than 2,200 people nationwide. Mpower ranked 12th in the Bloomberg Tech 100 listing of the fastest growing technology companies in the United States based on sales growth for the 1999 fiscal year. Further information about the company can be found at www.mpowercom.com.

Forward-Looking Statements

Certain statements contained in this press release that state Mpower Communications' and/or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Management wishes to caution the reader these forward-looking statements are not historical facts and are only estimates or predictions. Actual results may differ materially as a result of risks and uncertainties including, but not limited to, projections of future sales, returns on invested assets, regulatory approval processes, market conditions and other risks detailed from time to time in Mpower's Securities and Exchange Commission filings.

Investor Relations Inquiries:                        Media Inquiries:
David S. Clark                                       Michele D. Sadwick
Senior Vice President                                Vice President
716.218.6559                                         716.218.6542
dclark@mpowercom.com                                 msadwick@mpowercom.com
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